Exhibit 99.1

For Further Information:

Simulations Plus, Inc.

42505 10th Street West

Lancaster, CA 93534-7059

CONTACT:

Simulations Plus Investor Relations	Hayden IR
Ms. Renee Bouche	Mr. Cameron Donahue
661-723-7723	651-653-1854
renee@simulations-plus.com	cameron@haydenir.com

For Immediate Release:

March 13, 2017

Simulations Plus Reports Record Preliminary Revenues for Second Quarter FY2017

LANCASTER, CA, March 13, 2017 – Simulations Plus, Inc. (NASDAQ: SLP), a leading provider of consulting services and software for pharmaceutical discovery and development, today released preliminary revenues for the second quarter of its fiscal year 2017, the period ended February 28, 2017 (2QFY17).

Mr. John Kneisel, chief financial officer of Simulations Plus, Inc., stated: “In accordance with our policy to release timely financial information to our shareholders, we are releasing preliminary revenues for 2QFY17. Earnings will not be released until just prior to the filing of our quarterly report on Form 10-Q. We expect to file our 10-Q with the U.S. Securities and Exchange Commission on or before the April 10, 2017, deadline.”

Preliminary results for the quarter:

•	Preliminary revenues for the three months ended February 28, 2017, were $5.64 million, compared to $5.16 million for the same period in 2016. This represents an increase of 9.3%, or $480,000.
•	Preliminary revenues for the six months ended February 28, 2017, were $11.06 million, compared to $10.00 million for the same period in 2016. This represents an increase of 10.6%, or $1.06 million.
•	Approximately 68% of 2QFY17 revenues were from software and software-related training services.
o	Software and software-related services were up approximately 8.0% for 2QFY17 compared to 2QFY16.
•	Approximately 32% of 2QFY17 revenues were from consulting services and analytical studies including collaborations.
o	Lancaster analytical study and collaboration revenues were approximately $260,000 for 2QFY17, an increase of $110,000 when compared to 2QFY16.
o	Buffalo revenues increased by 6.1%, or $90,000, to $1.57 million from $1.48 million for 2QFY17 compared to 2QFY16.
•	During 2QFY17, the company added 20 new software customers, for a total of 43 for the six months ended February 28, 2017.
•	Cash as of February 28, 2017, was $7.4 million after the Company made a dividend distribution of approximately $862,000 on February 6, 2017.

John DiBella, vice president for marketing and sales of Simulations Plus, said: “We achieved strong revenue growth in the first half of our fiscal year, as we engaged with more clients than ever, continued expanding our software license base into new markets, and realized recurring renewal rates of 96% for software fees. As we shift our focus to the second half of the year, our teams will be working hard on the full pipeline of consulting service projects and new releases for several products, including a major one for our flagship program, GastroPlus™. We will also continue to recruit prospective employees to help execute our strategic growth plans. Finally, our aggressive global training workshop and conference schedule will assist us with our goal of educating more scientists and promoting our modeling & simulation solutions to different audiences, and we anticipate these activities will help our longstanding positive momentum in revenue growth to continue.”

About Simulations Plus, Inc.

Simulations Plus, Inc. is a premier developer of drug discovery and development software as well as a leading provider of both preclinical and clinical pharmacometric consulting services for regulatory submissions. The company is a global leader focused on improving the ways scientists use knowledge and data to predict the properties and outcomes of pharmaceutical and biotechnology agents. Our software is licensed to and used in the conduct of drug research by major pharmaceutical and biotechnology companies and regulatory agencies worldwide. Our innovations in integrating new and existing science in medicinal chemistry, computational chemistry, pharmaceutical science, biology, and physiology into our software have made us the leading software provider for physiologically based pharmacokinetic modeling and simulation. For more information, visit our website at www.simulations-plus.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 – With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Words like “believe,” “expect” and “anticipate” mean that these are our best estimates as of this writing, but that there can be no assurances that expected or anticipated results or events will actually take place, so our actual future results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, acceptance of new software and improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, our ability to identify and close acquisitions on terms favorable to the Company, and a sustainable market. Further information on our risk factors is contained in our quarterly and annual reports as filed with the U.S. Securities and Exchange Commission.

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